Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

For More Information Contact:

abrdn Inc.

abrdn U.S. Closed-End Funds

Investor Relations

1-800-522-5465

Investor.Relations@abrdn.com

THE INDIA FUND, INC. ANNOUNCES

FINAL RESULTS OF ITS RIGHTS OFFERING

(Philadelphia, May 15, 2024) – The India Fund, Inc. (NYSE: IFN) (the “Fund”), a closed-end fund, announced today the successful completion of its transferable rights (“Rights”) offering (the “Offer”). The Offer commenced on April 19, 2024, and expired on May 14, 2024 (the “Expiration Date”).

The Offer entitled Rights holders to subscribe for shares of the Fund’s common stock of beneficial interest, par value $0.001 per share (“Common Stock”). The final subscription price was $17.75 per share of Common Stock and was determined based upon 93% of the Fund’s net asset value (“NAV”) per share of Common Stock at the close of trading on the New York Stock Exchange (“NYSE”) on the Expiration Date, which was greater than the formula of 92.5% of the average of the last reported sales price of a share of Common Stock on the NYSE on the Expiration Date and each of the four (4) immediately preceding trading days. The Rights exercised in the Offer (including pursuant to over-subscription requests and notices of guaranteed delivery) will result in the issuance and sale of 6,237,159 shares of Common Stock, and gross proceeds of the Offer are expected to be approximately $110 million.

The shares of Common Stock subscribed for will be issued after completion of the allocation of the over-subscription shares of Common Stock and receipt of all shareholder payments. The shares of Common Stock are expected to be issued on or about May 21, 2024.

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This press release shall not constitute an offer to sell or constitute a solicitation of an offer to buy. Investors should read the prospectus supplement and accompanying prospectus, when available, and consider the investment objective, risks, fees, and expenses of the Fund carefully before investing. This press release is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The Fund is managed and advised by abrdn Asia Limited. The Common Stock trades on the NYSE under the symbol “IFN”.

In the United States, abrdn is the marketing name for the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, abrdn Asia Limited, abrdn Private Equity (Europe) Limited, and abrdn ETFs Advisors LLC.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares of Common Stock may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the NAV of the fund’s portfolio. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

If you wish to receive this information electronically, please contact Investor.Relations@abrdn.com

abrdnifn.com

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